Fundrise Growth Tech Fund, LLC SC TO-I

Exhibit 107

CALCULATION OF FILING FEE TABLE

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to be Paid	$7,526.954.25	(a)	0.014760%	$1,110.98	(b)
Fees Previously Paid	—		—
Total Transaction Valuation	$7,526.954.25	(a)
Total Fees Due for Filing				$1,110.98	(b)
Total Fees Previously Paid				—
Total Fee Offsets				$627.93	(c)
Net Fee Due				$483.05	(c)

(a) Calculated as the aggregate maximum purchase price for common shares of beneficial interest based upon the estimated net asset value per common share as of August 28, 2024.

(b) Calculated as $147.60 per $1,000,000 of the Transaction Valuation.

(c) Pursuant to Rule 0-11(a)(2) under the Exchange Act, the Fund intends to apply a credit (equal to $627.93) accumulated from the surplus filing fees paid by the Fund in connection with previous TO filings to offset a portion of the aggregate fee of $1,110.98 owed in connection with the August 29, 2024 Schedule TO-I filing, which contemplates a maximum potential Transaction Valuation of $7,526,954.25.

Table 2 – Fee Offset Claims and Sources

N/A